Exhibit 4.1

STOCKHOLDER’S AND REGISTRATION RIGHTS AGREEMENT
BY AND BETWEEN
JDS UNIPHASE CORPORATION
AND
LUMENTUM HOLDINGS INC.
DATED AS OF JULY 31, 2015

i

TABLE OF CONTENTS

(continued)

		Page

Section 4.15	Entire Agreement	28

Section 4.16	Amendment	28

Section 4.17	Rules of Construction	28

Section 4.18	Counterparts	28

ii

STOCKHOLDER’S AND REGISTRATION RIGHTS AGREEMENT

This STOCKHOLDER’S AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of July 31, 2015 by and between JDS Uniphase Corporation, a Delaware corporation (“JDSU”), and Lumentum Holdings Inc., a Delaware corporation and wholly owned subsidiary of JDSU (“Lumentum”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1.01.

RECITALS

A.                                    Pursuant to the Separation and Distribution Agreement, dated as of July 31, 2015 (the “Separation and Distribution Agreement”), by and among JDSU, Lumentum and Lumentum Operations LLC, a Delaware limited liability and wholly owned subsidiary of JDSU (“Lumentum LLC”), JDSU will distribute 80.1% of the outstanding shares of common stock, par value $0.001 per share, of Lumentum (the “Common Stock”) to JDSU’s stockholders (the “Distribution”).

B.                                    JDSU may Sell those shares of Common Stock that are not distributed in the Distribution (such shares not distributed in the Distribution, the “Retained Shares”) through one or more transactions, including pursuant to one or more transactions registered under the Securities Act.

C.                                    Lumentum desires to grant to the JDSU Group the Registration Rights for the Retained Shares and other Registrable Securities, subject to the terms and conditions of this Agreement.

D.                                    JDSU Group desires to grant Lumentum a proxy to vote the Retained Shares in proportion to the votes cast by Lumentum’s other stockholders, subject to the terms and conditions of this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Section 1.01    Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  It is expressly agreed that, from and after the Distribution Date, no member of the Lumentum Group shall be deemed to be an Affiliate of any member of the JDSU Group, and no member of the JDSU Group shall be deemed to be an Affiliate of any member of the Lumentum Group.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Filings” has the meaning set forth in Section 2.03(a)(i).

“Blackout Notice” has the meaning set forth in Section 2.01(d).

“Blackout Period” has the meaning set forth in Section 2.01(d).

“Board” means the board of directors of Lumentum.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions doing business in New York, New York are authorized or obligated by law or required by executive order to be closed.

“Common Stock” has the meaning set forth in the recitals.

“Contribution Agreement” means the Contribution Agreement, dated as of July 31, 2015, by and between JDSU and Lumentum LLC.

“Debt” means any indebtedness of any member of the JDSU Group, including debt securities, notes, credit facilities, credit agreements and other debt instruments, including, in each case, any amounts due thereunder.

“Debt Exchanges” means one or more Public Debt Exchanges or Private Debt Exchanges.

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Disadvantageous Condition” has the meaning set forth in Section 2.01(d).

“Dispute” has the meaning set forth in Section 4.03(a).

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date and time at which the Distribution occurs.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Offer” means an exchange offer of Registrable Securities for outstanding securities of a Holder.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Holder” means any member of the JDSU Group, so long as such Person holds any Registrable Securities, and any Permitted Transferee, so long as such Person holds any Registrable Securities.

“Indemnifying Party” has the meaning set forth in Section 2.07(c).

“Indemnitee” has the meaning set forth in Section 2.07(c).

“Initiating Holder” has the meaning set forth in Section 2.01(a).

“JDSU” has the meaning set forth in the preamble and shall include JDSU’s successors by merger, acquisition, reorganization or otherwise.

“JDSU Group” means JDSU, each Subsidiary of JDSU immediately after the Distribution Date and each Affiliate of JDSU immediately after the Distribution Date (in each case other than any member of the Lumentum Group).

“Loss” and “Losses” have the meaning set forth in Section 2.07(a).

“Lumentum” has the meaning set forth in the preamble and shall include Lumentum’s successors by merger, acquisition, reorganization or otherwise.

“Lumentum Group” means Lumentum, each Subsidiary of Lumentum immediately after the Distribution Date and each Affiliate of Lumentum immediately after the Distribution Date.

“Lumentum Public Sale” has the meaning set forth in Section 2.02(a).

“Lumentum LLC” has the meaning set forth in the recitals.

“Offering Confidential Information” means, with respect to a Piggyback Registration, (i) Lumentum’s plan to file the relevant Registration Statement and engage in the offering so registered, (ii) any information regarding the offering being registered (including the potential timing, price, number of shares, underwriters or other counterparties, selling stockholders or plan of distribution) and (iii) any other information (including information contained in draft supplements or amendments to offering materials) provided to any Holders by Lumentum (or by third parties) in connection with a Piggyback Registration; provided, that Offering Confidential Information shall not include information that (x) was or becomes generally available to the public (including as a result of the filing of the relevant Registration Statement) other than as a result of a disclosure by any Holder, (y) was or becomes available to any Holder from a source not bound by any confidentiality agreement with Lumentum or (z) was otherwise in such Holder’s possession prior to it being furnished to such Holder by Lumentum or on Lumentum’s behalf.

“Other Holders” has the meaning set forth in Section 2.01(f).

“Participating Banks” means such investment banks or other Persons that are not part of the JDSU Group that engage in any Debt Exchange with one or more members of the JDSU Group.

“Permitted Transferee” means any Transferee, any Subsequent Transferee.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Private Debt Exchange” means a private exchange pursuant to which one or more members of the JDSU Group shall Sell some or all of their Registrable Securities to one or more Participating Banks in exchange, directly or indirectly, for any equity interest of JDSU or the satisfaction of Debt, in a transaction or series of transactions not required to be registered under the Securities Act.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Public Debt Exchange” means a public exchange pursuant to which one or more members of the JDSU Group shall Sell some or all of their Registrable Securities to one or more Participating Banks in exchange, directly or indirectly, for any equity interest of JDSU or the satisfaction of Debt, in a transaction or series of transactions registered under the Securities Act.

“Registrable Securities” means the Retained Shares and any shares of Common Stock or other securities issued with respect to, in exchange for, or in replacement of such Retained Shares; provided, that the term “Registrable Securities” excludes any security (i) the offering and Sale of which has been effectively registered under the Securities Act and which has been Sold in accordance with a Registration Statement, (ii) that has been Sold by a Holder in a transaction or transactions exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof (including transactions pursuant to Rule 144) such that the further Sale of such securities by the transferee or assignee is not restricted under the Securities Act or (iii) that has been Sold by a Holder in a transaction in which such Holder’s rights under this Agreement are not, or cannot be, assigned.

“Registrable Securities then outstanding” means the number of shares of Common Stock which are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of options, warrants or convertible securities.

“Registration” means a registration with the SEC of the offer and Sale to the public of any Registrable Securities under a Registration Statement.  The terms “Register” and “Registering” shall have correlative meanings.

“Registration Expenses” means all expenses incident to the Lumentum Group’s performance of or compliance with this Agreement, including all (i) registration, qualification and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications within the United States of any Registrable Securities being registered), (iii) printing expenses, messenger, telephone and delivery expenses, (iv) internal expenses of Lumentum Group (including all salaries and expenses of employees of members of Lumentum Group performing legal or accounting duties), (v) fees and disbursements of counsel for Lumentum and customary fees and expenses for independent certified public accountants retained by the Lumentum Group (including the expenses of any comfort letters or costs associated with the delivery by Lumentum Group members’ independent certified public accountants of comfort letters customarily requested by underwriters) and (vi) fees and expenses of listing any Registrable Securities on any securities exchange on which the shares of Common Stock are then listed and Financial Industry Regulatory Authority registration and filing fees; but excluding any fees or disbursements of any Holder, all expenses incurred in connection with the printing, mailing and delivering of copies of any Registration Statement, any Prospectus, any other offering documents and any amendments and supplements thereto to any underwriters and dealers; any underwriting discounts, fees or commissions attributable to the offer and Sale of any Registrable Securities, any fees and expenses of the underwriters or dealer managers, the cost of preparing, printing or producing any agreements among underwriters, underwriting agreements and blue sky or legal investment memoranda, any selling agreements and any other similar documents in connection with the offering, Sale, distribution or delivery of the Registrable Securities or other shares of Common Stock to be Sold, including any fees of counsel for any underwriters in connection with the qualification of the Registrable Securities or other shares of Common Stock to be Sold for offering and Sale or distribution under state securities laws, any stock transfer taxes, out-of-pocket costs and expenses relating to any investor presentations on any “road show” presentations undertaken in connection with marketing of the Registrable Securities and any fees and expenses of any counsel to the Holder or the underwriters or dealer managers.

“Registration Period” has the meaning set forth in Section 2.01(c).

“Registration Rights” means the rights of the Holders to cause Lumentum to Register Registrable Securities pursuant to Article II.

“Registration Statement” means any registration statement of Lumentum filed with, or as the context permits to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference into such registration statement.  For the avoidance of doubt, it is acknowledged and agreed that such Registration Statement may be on any form that shall be applicable, including Form S-1, Form S-3 or Form S-4 and may be a Shelf Registration Statement.

“Retained Shares” has the meaning set forth in the recitals.

“Sale” means the direct or indirect transfer, sale, assignment or other disposition of a security.  The terms “Sell” and “Sold” shall have correlative meanings.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Shelf Registration Statement” means a Registration Statement of Lumentum for an offering of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or similar provisions then in effect).

“Subsequent Transferee” has the meaning set forth in Section 4.06(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Transferee” has the meaning set forth in Section 4.06(b).

“Underwritten Offering” means a Registration in which Registrable Securities are Sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

Section 1.02    Interpretation.

In this Agreement, unless the context clearly indicates otherwise:

(a)                                 words used in the singular include the plural, and words used in the plural include the singular;

(b)                                 references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” or “Subsidiaries” shall be deemed to mean such Person’s Affiliates or Subsidiaries, as applicable, following the Distribution Date;

(c)                                  any reference to any gender includes the other gender and the neuter;

(d)                                 the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)                                  the words “shall” and “will” are used interchangeably and have the same meaning;

(f)                                   the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g)                                  any reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(h)                                 the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(i)                                     any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(j)                                    any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(k)                                 relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(l)                                     the table of contents and titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(m)                             any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;

(n)                                 the language of this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party; and

(o)                                 except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be performed or given timely if performed or given on the next succeeding Business Day.

ARTICLE II
Registration Rights

Section 2.01    Registration.

(a)                                 Prior to the fifth anniversary of the Distribution Date, any Holder(s) of 10% or more of the then outstanding Registrable Securities (and any Holders acting together which collectively hold 10% or more of the then outstanding Registrable Securities) (collectively, the “Initiating Holder”; provided, that the 10% ownership threshold shall not apply to any Holder that is a member of the JDSU Group) shall have the right to request that Lumentum file a Registration Statement with the SEC on the appropriate registration form for all or part of the Registrable Securities held by such Initiating Holder, by delivering a written request thereof to Lumentum specifying the number of shares of Registrable Securities such Initiating Holder wishes to register (a “Demand Registration”).  Lumentum shall (i) within five days of the receipt of a Demand Registration, give written notice of such Demand Registration to all Holders of Registrable Securities, (ii) use its reasonable best efforts to prepare and file the Registration Statement as expeditiously as possible but in any event within 30 days of such request, and (iii) use its best efforts to cause the Registration Statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by the Initiating Holder.  Lumentum shall include in such Registration all Registrable Securities with respect to which Lumentum receives, within the 10 days immediately following the receipt by the Holder(s) of such notice from Lumentum, a request for inclusion in the Registration from the Holder(s) thereof.  Each such request from a Holder of Registrable Securities for inclusion in the Registration shall also specify the aggregate amount of Registrable Securities proposed to be Registered.  The Initiating Holder may request that the Registration Statement be on any appropriate form, including Form S-4 in the case of an Exchange Offer or a Shelf Registration Statement, and Lumentum shall effect the Registration on the form so requested.

(b)                                 The Holder(s) may collectively make a total of three Demand Registration requests pursuant to Section 2.01(a) (including any exercise of rights to Demand Registration transferred pursuant to Section 4.06 and including any exercise of rights to Demand Registration made pursuant to any registration rights agreement entered into pursuant to Section 2.05); provided that the Holder(s) may not make more than two Demand Registration requests in any 365-day period.  In addition, and notwithstanding anything to the contrary, the JDSU Group shall be permitted on a one-time basis to engage in up to three related Private Debt Exchanges within any six-month period during the first eighteen months following the date hereof, and each Demand Registration request made by the Participating Banks in such Private Debt Exchanges pursuant to one or more registration rights agreements with Lumentum pursuant to Section 2.05 shall collectively count only as one Demand Registration request (with such request date deemed to be the date of the first of the requests made pursuant to the applicable Private Debt Exchanges) for purposes of the limitation on the number of Demand Registration requests set forth in the first sentence of this Section 2.01(b) (it being understood that the JDSU Group shall be permitted to engage in additional Private Debt Exchanges outside such six-month period, but each Demand Registration request by the Participating Banks for such Private Debt Exchange pursuant to its registration rights agreement with Lumentum pursuant to Section 2.05 shall count as an additional Demand Registration request for purposes of the limitation on the number of Demand Registration requests set forth in the first sentence of this Section 2.01(b)).

(c)                                  Lumentum shall be deemed to have effected a Registration for purposes of this Section 2.01 if the Registration Statement is declared effective by the SEC or becomes effective upon filing with the SEC and remains effective until the earlier of (i) the date when all Registrable Securities thereunder have been Sold and (ii) 60 days from the effective date of the Registration Statement (or, in the case of a Shelf Registration Statement filed to satisfy a request for a Demand Registration, from the date the Shelf Registration Statement is declared effective with the SEC or becomes effective upon filing with the SEC and remains effective until the date when all of the Registrable Securities thereunder have been sold) (the “Registration Period”).  No Registration shall be deemed to have been effective if the conditions to closing specified in the underwriting agreement or dealer manager agreement, if any, entered into in connection with such Registration are not satisfied by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement or dealer manager agreement by any member of the Lumentum Group.  If during the Registration Period, such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority or the need to update or supplement the Registration Statement, the Registration Period shall be extended on a day-for-day basis for any period in which the Holder(s) is unable to complete an offering as a result of such stop order, injunction or other order or requirement of the SEC or other Governmental Authority.

(d)                                 With respect to any Registration Statement, whether filed or to be filed pursuant to this Agreement, if Lumentum shall reasonably determine, upon the advice of legal counsel, that maintaining the effectiveness of such Registration Statement or filing an amendment or supplement thereto (or, if no Registration Statement has yet been filed, filing such a Registration Statement) would (i) require the public disclosure of material nonpublic information concerning any transaction or negotiations involving Lumentum or any of its consolidated Subsidiaries that would materially interfere with such transaction or negotiations or (ii) require the public disclosure of material nonpublic information concerning Lumentum at a time when its directors and executive officers are restricted from trading in Lumentum’s securities (a “Disadvantageous Condition”), Lumentum may, for the shortest period reasonably practicable, and in any event for not more than 30 consecutive calendar days (a “Blackout Period”), notify the Holders whose offers and Sales of Registrable Securities are covered (or to be covered) by such Registration Statement (a “Blackout Notice”) that such Registration Statement is unavailable for use (or will not be filed as requested).  Upon the receipt of any such Blackout Notice, the Holders shall forthwith discontinue use of the Prospectus contained in any effective Registration Statement; provided, that, if at the time of receipt of such Blackout Notice any Holder shall have Sold its Registrable Securities (or have signed a firm commitment underwriting agreement with respect to the purchase of such shares) and the Disadvantageous Condition is not of a nature that would require a post-effective amendment to the Registration Statement, then Lumentum shall use its commercially reasonable efforts to take such action as to eliminate any restriction imposed by federal securities laws on the timely delivery of such Registrable Securities.  When any Disadvantageous Condition as to which a Blackout Notice has been previously delivered shall cease to exist, Lumentum shall as promptly as reasonably practicable notify the Holders and take such actions in respect of such Registration Statement as are otherwise required by this Agreement.  The effectiveness period for any Demand Registration for which Lumentum has given notice of a Blackout Period shall be increased by the length of time of such Blackout Period.  Lumentum shall not impose, in any 365-day period, Blackout Periods lasting, in the aggregate, in excess of 60 calendar days.  If Lumentum declares a Blackout Period with respect to a Demand Registration for a Registration Statement that has not yet been declared effective, (i) the Holders may by notice to Lumentum withdraw the related Demand Registration request without such Demand Registration request counting against the number of Demand Registration requests permitted to be made under Section 2.01(b) and (ii) the Holders shall not be responsible for any of Lumentum’s related Registration Expenses.

(e)                                  If the Initiating Holder so indicates at the time of its request pursuant to Section 2.01(a), such offering of Registrable Securities shall be in the form of an Underwritten Offering or an Exchange Offer, and Lumentum shall include such information in the written notice to the Holders required under Section 2.01(a).  In the event that the Initiating Holder intends to Sell the Registrable Securities by means of an Underwritten Offering or Exchange Offer, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such Underwritten Offering or Exchange Offer and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering or the Exchange Offer to the extent provided herein.  The Holders of a majority of the outstanding Registrable Securities being included in any Underwritten Offering or Exchange Offer shall select the underwriter(s) in the case of an Underwritten Offering or the dealer manager(s) in the case of an Exchange Offer, provided that such underwriter(s) or dealer manager(s) are reasonably acceptable to Lumentum.  Lumentum shall be entitled to designate counsel for such underwriter(s) or dealer manager(s) (subject to their approval), provided that such designated underwriters’ counsel shall be a firm of national reputation representing underwriters or dealer managers in capital markets transactions.

(f)                                   If the managing underwriter or underwriters of a proposed Underwritten Offering of Registrable Securities included in a Registration pursuant to this Section 2.01 inform(s) in writing the Holders participating in such Registration that, in its or their opinion, the number of securities requested to be included in such Registration exceeds the number that can be Sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such Registration shall be reduced to the maximum number recommended by the managing underwriter or underwriter and allocated pro rata among the Holders, including the Initiating Holder, in proportion to the number of Registrable Securities each Holder has requested to be included in such Registration; provided, that the Initiating Holder may notify Lumentum in writing that the Registration Statement shall be abandoned or withdrawn, in which event Lumentum shall abandon or withdraw such Registration Statement.  In the event the Initiating Holder notifies Lumentum that such Registration Statement shall be abandoned or withdrawn, such Holder shall not be deemed to have requested a Demand Registration pursuant to Section 2.01(a), and Lumentum shall not be deemed to have effected a Demand Registration pursuant to Section 2.01(b).  If the amount of Registrable Securities to be underwritten has not been limited in accordance with the first sentence of this Section 2.01(f), Lumentum and the holders of Common Stock or, if the Registrable Securities include securities other than Common Stock, the holders of securities of the same class of those securities included in the Registrable Securities, in each case, other than the Holders (“Other Holders”), may include such securities for their own account or for the account of Other Holders in such Registration if the underwriter(s) so agree and to the extent that, in the opinion of such underwriter(s), the inclusion of such additional amount will not adversely affect the offering of the Registrable Securities included in such Registration.

Section 2.02    Piggyback Registrations.

(a)                                 Prior to the earlier to occur of the fifth anniversary of the Distribution Date or the date on which the Registrable Securities then held by the Holder(s) represents less than 1% of Lumentum’s then-issued and outstanding Common Stock (or, if the Registrable Securities include securities other than Common Stock, less than 1% of Lumentum’s then-issued and outstanding securities of the same class as the securities included in the Registrable Securities), if Lumentum proposes to file a Registration Statement (other than a Shelf Registration) or a Prospectus supplement filed pursuant to a Shelf Registration Statement under the Securities Act with respect to any offering of such securities for its own account and/or for the account of any Other Holders (other than (i) a Registration under Section 2.01, (ii) a Registration pursuant to a Registration Statement on Form S-8 or Form S-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act, (iii) in connection with any dividend reinvestment or similar plan, (iv) for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity or any similar transaction or (v) a Registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered) (a “Lumentum Public Sale”), then, as soon as practicable, but in any event not less than 15 days prior to the proposed date of filing such Registration Statement, Lumentum shall give written notice of such proposed filing to each Holder, and such notice shall offer such Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”).  Subject to Section 2.02(b) and Section 2.02(c), Lumentum shall use its commercially reasonable efforts to include in a Registration Statement with respect to a Lumentum Public Sale all Registrable Securities that are requested to be included therein within five Business Days after the receipt of any such notice; provided, however, that if, at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, Lumentum shall determine for any reason not to Register or to delay Registration of the Lumentum Public Sale, Lumentum may, at its election, give written notice of such determination to each such Holder and, thereupon, (x) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, without prejudice, however, to the rights of any Holder to request that such Registration be effected as a Demand

Registration under Section 2.01 and (y) in the case of a determination to delay Registration, shall be permitted to delay Registering any Registrable Securities for the same period as the delay in Registering such other shares of Common Stock in the Lumentum Public Sale.  No Registration effected under this Section 2.02 shall relieve Lumentum of its obligation to effect any Demand Registration under Section 2.01.  For purposes of clarification, Lumentum’s filing of a Shelf Registration Statement shall not be deemed to be a Lumentum Public Sale; provided, however, that any prospectus supplement filed pursuant to a Shelf Registration Statement with respect to an offering of Lumentum’s Common Stock for its own account and/r for the account of any other Persons will be a Lumentum Public Sale unless such offering qualifies for an exemption from the Lumentum Public Sale definition in this Section.

(b)                                 In the case of any Underwritten Offering, each Holder shall have the right to withdraw such Holder’s request for inclusion of its Registrable Securities in such Underwritten Offering pursuant to Section 2.02(a) at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to Lumentum of such Holder’s request to withdraw and, subject to the preceding clause, each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.

(c)                                  If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of Registrable Securities included in a Piggyback Registration informs Lumentum and each Holder in writing that, in its or their opinion, the number of securities of such class that such Holder and any other Persons intend to include in such offering exceeds the number that can be Sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, all securities of Lumentum and any other Persons (other than Lumentum’s executive officers and directors) for whom Lumentum is effecting the Registration, as the case may be, proposes to Sell, (ii) second, the number, if any, of Registrable Securities of such class that, in the opinion of such managing underwriter or underwriters, can be Sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities of such class requested by such Holder to be included in such Sale, (iii) third, the number of securities of executive officers and directors of Lumentum for whom Lumentum is effecting the Registration, as the case may be, with such number to be allocated pro rata among the executive officers and directors and (iv) fourth, any other securities eligible for inclusion in such Registration, allocated among the holders of such securities in such proportion as Lumentum and those holders may agree.

(d)                                 After a Holder has been notified of its opportunity to include Registrable Securities in a Piggyback Registration, such Holder (i) shall treat the Offering Confidential Information as confidential information, (ii) shall not use any Offering Confidential Information for any purpose other than to evaluate whether to include its Registrable Securities (or other shares of Common Stock) in such Piggyback Registration and (iii) shall not disclose any Offering Confidential Information to any Person other than such of its agents, employees, advisors and counsel as have a need to know such Offering Confidential Information, and to cause such agents, employees, advisors and counsel to comply with the requirements of this Section 2.02(d); provided, that any such Holder may disclose Offering Confidential Information if such disclosure is required by legal process, but such Holder shall cooperate with Lumentum to limit the extent of such disclosure through protective order or otherwise, and to seek confidential treatment of the Offering Confidential Information.

Section 2.03    Registration Procedures.

(a)                                 In connection with Lumentum’s Registration obligations under Section 2.01 and Section 2.02, Lumentum shall use its reasonable best efforts to effect such Registration to permit the offer and Sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith, Lumentum shall, and shall cause the members of the Lumentum Group to:

(i)                                     prepare and file the required Registration Statement, including all exhibits and financial statements and, in the case of an Exchange Offer, any document required under Rule 425 or Rule 165 with respect to such Exchange Offer (collectively, the “Ancillary Filings”) required under the Securities Act to be filed therewith, and before filing with the SEC a Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters or dealer managers, if any, and to the Holders, copies of all documents prepared to be filed, which documents shall be subject to the review and comment of such underwriters or dealer managers and such Holders and their respective counsel, and provide such underwriters or dealers managers, if any, and such Holders and their respective counsel reasonable time to review and comment thereon and (B) not file with the SEC any Registration Statement or Prospectus or amendments or supplements thereto or any Ancillary Filing to which the Holders or the underwriters or dealer managers, if any, shall reasonably object;

(ii)                                  prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus and any Ancillary Filing as may be reasonably requested by the participating Holders;

(iii)                               promptly notify the participating Holders and the managing underwriters or dealer managers, if any, and, if requested, confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by any member of the Lumentum Group (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, or any Ancillary Filing has been filed, (B) of any comments (written or oral) by the SEC or any request (written or oral) by the SEC or any other Governmental Authority for amendments or supplements to such Registration Statement, such Prospectus or any Ancillary Filing, or for any additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement, any order preventing or suspending the use of any preliminary or final Prospectus or any Ancillary Filing, or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties (written or oral) in any applicable underwriting agreement or dealer manager agreement cease to be true and correct in all material respects and (E) of the receipt by any member of the Lumentum Group of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or Sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv)                              (A) promptly notify each participating Holder and the managing underwriter(s) or dealer manager(s), if any, when Lumentum becomes aware of the occurrence of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Ancillary Filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, or if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or any Ancillary Filing in order to comply with the Securities Act, and (B) in either case, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to each participating Holder and the underwriter(s) or dealer manager(s), if any, an amendment or supplement to such Registration Statement, Prospectus or Ancillary Filing that will correct such statement or omission or effect such compliance;

(v)                                 use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;

(vi)                              promptly (A) incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter(s) or dealer manager(s), if any, and the Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities and (B) make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii)                           furnish to each participating Holder and each underwriter or dealer manager, if any, without charge, as many conformed copies as such Holder or underwriter or dealer manager may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(viii)                        deliver to each participating Holder and each underwriter or dealer manager, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Holder or underwriter or dealer manager may reasonably request (it being understood that Lumentum consents to the use of such Prospectus or any amendment or supplement thereto by each participating Holder and the underwriter(s) or dealer manager(s), if any, in connection with the offering and Sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such participating Holder or underwriter or dealer manager may reasonably request in order to facilitate the

Sale of the Registrable Securities by such Holder or underwriter or dealer manager;

(ix)                              on or prior to the date on which the applicable Registration Statement is declared effective or becomes effective, use its reasonable best efforts to register or qualify, and cooperate with each participating Holder, the managing underwriter(s) or dealer manager(s), if any, and their respective counsel, in connection with the registration or qualification of, such Registrable Securities for offer and Sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any participating Holder or managing underwriter(s) or dealer manager(s), if any, or their respective counsel reasonably request, and in any foreign jurisdiction mutually agreeable to Lumentum and the participating Holders, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of offers and Sales and dealings in such jurisdictions for so long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that Lumentum will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject or conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction;

(x)                                 in connection with any Sale of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with each participating Holder and the managing underwriter(s) or dealer manager(s), if any, to (A) facilitate the timely preparation and delivery of certificates representing Registrable Securities to be Sold and not bearing any restrictive Securities Act legends and (B) register such Registrable Securities in such denominations and such names as such participating Holder or the underwriter(s) or dealer manager(s), if any, may request at least two Business Days prior to such Sale of Registrable Securities; provided that Lumentum may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xi)                              cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and each securities exchange, if any, on which any of Lumentum’s securities are then listed or quoted and on each inter-dealer quotation system on which any of Lumentum’s securities are then quoted, and in the performance of any due diligence investigation by any underwriter or dealer manager (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of each such exchange, and use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s) or dealer manager(s), if any, to consummate the Sale of such Registrable Securities;

(xii)                           not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with the Depository Trust Company; provided, that Lumentum may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System;

(xiii)                        obtain for delivery to and addressed to each participating Holder and to the underwriter(s) or dealer manager(s), if any, opinions from the general counsel or deputy general counsel for Lumentum, in each case dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement or, in the event of an Exchange Offer, the date of the closing under the dealer manager agreement or similar agreement or otherwise, and in each such case in customary form and content for the type of Underwritten Offering or Exchange Offer, as applicable;

(xiv)                       in the case of an Underwritten Offering or Exchange Offer, obtain for delivery to and addressed to Lumentum and the managing underwriter(s) or dealer manager(s), if any, and, to the extent requested, each participating Holder, a cold comfort letter from Lumentum’s independent registered public accounting firm in customary form and content for the type of Underwritten Offering or Exchange Offer, dated the date of execution of the underwriting agreement or dealer manager agreement or, if none, the date of commencement of the Exchange Offer, and brought down to the closing, whether under the underwriting agreement or dealer manager agreement, if applicable, or otherwise;

(xv)                          in the case of an Exchange Offer that does not involve a dealer manager, provide to each participating Holder such customary written representations and warranties or other covenants or agreements as may be requested by any participating Holder comparable to those that would be included in an underwriting or dealer manager agreement;

(xvi)                       use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable, but in any event no later than 90 days, after the end of the 12-month period beginning with the first day of Lumentum’s first quarter commencing after the effective date of the applicable Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement;

(xvii)                    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xviii)                 cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of Lumentum’s securities are then listed or quoted and on each inter-dealer quotation system on which any of Lumentum’s securities are then quoted;

(xix)                       provide (A) each Holder participating in the Registration, (B) the underwriters (which term, for purposes of this Agreement, shall include any Person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, of the Registrable Securities to be registered, (C) the Sale or placement agent therefor, if any, (D) the dealer manager therefor, if any, (E) counsel for such Holder, underwriters, agent, or dealer manager and (F) any attorney, accountant or other agent or representative retained by such Holder or any such underwriter or dealer manager, as selected by such Holder, in each case, the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto; and for a reasonable period prior to the filing of such Registration Statement, upon execution of a customary confidentiality agreement, make available for inspection upon reasonable notice at reasonable times and for reasonable periods, by the parties referred to in clauses (A) through (F) above, all pertinent financial and other records, pertinent corporate and other documents and properties of the Lumentum Group that are available to Lumentum, and cause all of the Lumentum Group’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available at reasonable times and for reasonable periods to discuss the business of Lumentum and to supply all information available to Lumentum reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence or other responsibility, subject to the foregoing; provided, that in no event shall any member of the Lumentum Group be required to make available any information which the Board determines in good faith to be competitively sensitive or confidential.  The recipients of such information shall coordinate with one another so that the inspection permitted hereunder will not unnecessarily interfere with the Lumentum Group’s conduct of business.  Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of Lumentum or its Affiliates unless and until such information is made generally available to the public by Lumentum or such Affiliate or for any reason not related to the Registration of Registrable Securities;

(xx)                          in the case of an Underwritten Offering or Exchange Offer registering 25% or more of the Retained Shares, cause the senior executive officers of Lumentum to participate at reasonable times and for reasonable periods in the customary “road show” presentations that may be reasonably requested by the managing underwriter(s) or dealer manager(s), if any, and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, except to the extent that such participation materially interferes with the management of Lumentum’s business; provided that the effectiveness period for any Demand Registration shall be increased on a day-for-day basis by the period of time that management cannot participate;

(xxi)                       comply with all requirements of the Securities Act, Exchange Act and other applicable laws, rules and regulations, as well as all applicable stock exchange rules; and

(xxii)                    take all other customary steps reasonably necessary or advisable to effect the Registration and distribution of the Registrable Securities contemplated hereby.

(b)                                 As a condition precedent to any Registration hereunder, Lumentum may require each Holder as to which any Registration is being effected to furnish to Lumentum such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as Lumentum may from time to time reasonably request in writing.  Each such Holder agrees to furnish such information to Lumentum and to cooperate with Lumentum as reasonably necessary to enable Lumentum to comply with the provisions of this Agreement.

(c)                                  Each Holder shall, as promptly as reasonably practicable, notify Lumentum, at any time when a Prospectus is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Holder has knowledge, relating to such Holder or its Sale of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)                                 JDSU agrees (on behalf of itself and each member of the JDSU Group), and any other Holder agrees by acquisition of such Registrable Securities, that, upon receipt of any written notice from Lumentum of the occurrence of any event of the kind described in Section 2.03(a)(iv), such Holder will forthwith discontinue Sale of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.03(a)(iv), or until such Holder is advised in writing by Lumentum that the use of the Prospectus may be resumed, and if so directed by Lumentum, such Holder will deliver to Lumentum, at Lumentum’s expense, all copies of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.  In the event Lumentum shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice through the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.03(a)(iv) or is advised in writing by Lumentum that the use of the Prospectus may be resumed.

Section 2.04    Underwritten Offerings or Exchange Offers.

(a)                                 If requested by the managing underwriter(s) for any Underwritten Offering or dealer manager(s) for any Exchange Offer that is requested by Holders pursuant to a Demand Registration under Section 2.01, Lumentum shall enter into an underwriting agreement or dealer manager agreement, as applicable, with such underwriter(s) or dealer manager(s) for such offering, such agreement to be reasonably satisfactory in substance and form to Lumentum and the underwriter(s) or dealer manager(s) and, if any member of the JDSU Group is a participating Holder, to such member of the JDSU Group.  Such agreement shall contain such representations and warranties by Lumentum and such other terms as are generally prevailing in agreements of that type.  Each Holder with

Registrable Securities to be included in any Underwritten Offering or Exchange Offer by such underwriter(s) or dealer manager(s) shall enter into such underwriting agreement or dealer manager agreement at the request of Lumentum, which agreement shall contain such reasonable representations and warranties by the Holder and such other reasonable terms as are generally prevailing in agreements of that type.

(b)                                 In the event of a Lumentum Public Sale involving an offering of Common Stock or other equity securities of Lumentum in an Underwritten Offering (whether in a Demand Registration or a Piggyback Registration, whether or not the Holders participate therein), the Holders hereby agree, and, in the event of a Lumentum Public Sale of Common Stock or other equity securities of Lumentum in an Underwritten Offering or an Exchange Offer, Lumentum shall agree, and it shall cause its executive officers and directors to agree, if requested by the managing underwriter or underwriters in such Underwritten Offering or by the Holder or the dealer manager or dealer managers, in an Exchange Offer, not to effect any Sale or distribution (including any offer to Sell, contract to Sell, short Sale or any option to purchase) of any securities (except, in each case, as part of the applicable Registration, if permitted hereunder) that are of the same type as those being Registered in connection with such public offering and Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning five days before, and ending 90 days (or such lesser period as may be permitted by Lumentum or the participating Holder(s), as applicable, or such managing underwriter or underwriters or dealer manager or managers) after, the effective date of the Registration Statement filed in connection with such Registration (or, if later, the date of the Prospectus), to the extent timely notified in writing by such selling Person or the managing underwriter or underwriters or dealer manager or dealer managers.  The participating Holders and Lumentum, as applicable, also agree to execute an agreement evidencing the restrictions in this Section 2.04(b) in customary form, which form is reasonably satisfactory to Lumentum or the participating Holder(s), as applicable, and the underwriter(s) or dealer manager(s), as applicable; provided that such restrictions may be included in the underwriting agreement or dealer manager agreement, if applicable.  Lumentum may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period described in the first sentence of this Section 2.04(b).

(c)                                  No Holder may participate in any Underwritten Offering or Exchange Offer hereunder unless such Holder (i) agrees to Sell such Holder’s securities on the basis provided in any underwriting arrangements or dealer manager agreements approved by Lumentum or other Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, dealer manager agreements and other documents reasonably required under the terms of such underwriting arrangements or dealer manager agreements or this Agreement.

Section 2.05    Registration Rights Agreement with Participating Banks.

If one or more members of the JDSU Group decides to engage in a Private Debt Exchange with one or more Participating Banks, Lumentum shall enter into a registration rights agreement with the Participating Banks in connection with such Private Debt Exchange on terms and conditions consistent with this Agreement (other than the voting provisions contained in Article III hereof) and reasonably satisfactory to Lumentum and the JDSU Group.

Section 2.06    Registration Expenses Paid by Lumentum.

In the case of any Registration of Registrable Securities required pursuant to this Agreement, Lumentum shall pay all Registration Expenses regardless of whether the Registration Statement becomes effective; provided, however, that Lumentum shall not be required to pay for any expenses of any Registration begun pursuant to Section 2.01 if the Demand Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be Registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one Demand Registration to which they have the right during the period in question pursuant to Section 2.01(b).

Section 2.07    Indemnification.

(a)                                 Lumentum agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder whose shares are included in a Registration Statement, such Holder’s Affiliates and their respective officers, directors, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) such Holder, from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the offering and Sale of such Registrable Securities was Registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 405 under the Securities Act) that Lumentum has filed or is required to file pursuant to Rule 433(d) of the Securities Act or any Ancillary Filing, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any Prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such liability or Loss results from or arises out of (A) the fact that a current copy of the Prospectus was not sent or given to the Person asserting any such liability at or prior to the written confirmation of the Sale of the Registrable Securities concerned to such Person if it is determined by a court of competent jurisdiction in a final and non-appealable judgment that Lumentum has provided such Prospectus and it was the responsibility of such Holder or its agents to provide such Person with a current copy of the Prospectus and such current copy of the Prospectus would have cured the defect giving rise to such liability, (B) the use of any Prospectus by or on behalf of any Holder after Lumentum has notified such Person (x) that such Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) that a stop order has been issued by the SEC with respect to a Registration Statement or (z) that a Disadvantageous Condition exists, or (C) information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in such Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities.  This indemnity shall be in addition to any liability Lumentum may otherwise have, including under the

Separation and Distribution Agreement.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Sale of such securities by such Holder.

(b)                                 Each participating Holder whose Registrable Securities are included in a Registration Statement agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, Lumentum, its directors, officers, agents, advisors, employees and each Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) Lumentum from and against any and all Losses (i) arising out of or based upon information furnished in writing by such Holder or on such Holder’s behalf, in either case expressly for use in a Registration Statement, Prospectus, free writing prospectus or Ancillary Filing relating to such Holder’s Registrable Securities or (ii) resulting from (A) the fact that a current copy of the Prospectus was not sent or given to the Person asserting any such liability at or prior to the written confirmation of the Sale of the Registrable Securities concerned to such Person if it is determined by a court of competent jurisdiction in a final and non-appealable judgment that it was the responsibility of such Holder or its agent to provide such Person with a current copy of the Prospectus and such current copy of the Prospectus would have cured the defect giving rise to such liability, or (B) the use of any Prospectus by or on behalf of any Holder after Lumentum has notified such Person (x) that such Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) that a stop order has been issued by the SEC with respect to a Registration Statement or (z) that a Disadvantageous Condition exists.  This indemnity shall be in addition to any liability the participating Holder may otherwise have, including under the Separation and Distribution Agreement.  In no event shall the liability of any participating Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such holder under the Sale of the Registrable Securities giving rise to such indemnification obligation.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Lumentum or any indemnified party.

(c)                                  Any claim or action with respect to which a party (an “Indemnifying Party”) may be obligated to provide indemnification to any Person entitled to indemnification hereunder (an “Indemnitee”) shall be subject to the procedures for indemnification set forth in Article IV of the Contribution Agreement.

(d)                                 If for any reason the indemnification provided for in Section 2.07(a) or Section 2.07(b) is unavailable to an Indemnitee or insufficient to hold it harmless as contemplated by Section 2.07(a) or Section 2.07(b), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnitee as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnitee on the other hand.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  For the avoidance of doubt, the establishment of such relative fault, and any disagreements or disputes relating thereto, shall be subject to Section 4.03.  Notwithstanding anything in this Section 2.07(d) to the contrary, no Indemnifying Party (other than Lumentum) shall be required pursuant to this Section 2.07(d) to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party from the Sale of Registrable Securities in the offering to which the Losses of the Indemnitees relate (before deducting expenses, if any) exceeds the amount of any damages which such Indemnifying Party has otherwise been required to pay by reason of such untrue statement or omission.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.07(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.07(d).  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The amount paid or payable by an Indemnitee hereunder shall be deemed to include, for purposes of this Section 2.07(d), any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding.  If indemnification is available under this Section 2.07, the Indemnifying Parties shall indemnify each Indemnitee to the full extent provided in Section 2.07(a) and Section 2.07(b) without regard to the relative fault of said Indemnifying Parties or Indemnitee.  Any Holders’ obligations to contribute pursuant to this Section 2.07(d) are several and not joint.

Section 2.08    Reporting Requirements; Rule 144.

Until the earlier of (a) the expiration or termination of this Agreement in accordance with its terms and (b) the date upon which the JDSU Group ceases to own any Registrable Securities, Lumentum shall use its commercially reasonable efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and any other applicable laws or rules, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Sections 13, 14 and 15(d), as applicable, of the Exchange Act so that Lumentum will qualify for registration on Form S-3 and to enable the JDSU Group to Sell Registrable Securities without registration under the Securities Act consistent with the exemptions from registration under the Securities Act provided by (i) Rule 144 or Regulation S under the Securities Act, as amended from time to time, or (ii) any similar SEC rule or regulation then in effect.  From and after the date hereof through the earlier of the expiration or termination of this Agreement in accordance with its terms and the date upon which the JDSU Group ceases to own any Registrable Securities, Lumentum shall forthwith upon request furnish any Holder (x) a written statement by Lumentum as to whether it has complied with such requirements and, if not, the specifics thereof, (y) a copy of the most recent annual or quarterly report of Lumentum and (z) such other reports and documents filed by Lumentum with the SEC as such Holder may reasonably request in availing itself of an exemption for the offering and Sale of Registrable Securities without registration under the Securities Act.

Section 2.09    Registration Rights Covenant.

Lumentum covenants that it will not, and it will cause the members of the Lumentum Group not to, without the prior written consent of the Holder(s) of a majority of the Registrable Securities then outstanding, grant any right of registration under the Securities Act relating to any of its shares of Common Stock or other securities to any Person other than pursuant to this Agreement, unless the rights so granted to another Person do not limit or restrict the right of the Holder(s) hereunder.  For sake of clarity, the registration rights granted in that certain Securities Purchase Agreement by and among JDSU, Lumentum and Amada Holdings Co., Ltd., dated May 12, 2015, shall be senior to such registration rights granted herein and shall be excluded from the covenant in this Section 2.09.

ARTICLE III
Restrictions

Section 3.01    Voting of Lumentum Common Stock.

(a)                                 From the date of this Agreement and until the date that the JDSU Group ceases to own any Retained Shares, JDSU shall, and shall cause each member of the JDSU Group to (in each case, to the extent that they own any Retained Shares), be present, in person or by proxy, at each and every Lumentum stockholder meeting, and otherwise to cause all Retained Shares owned by them to be counted as present for purposes of establishing a quorum at any such meeting, and to vote or consent on any matter (including waivers of contractual or statutory rights), or cause to be voted or consented on any such matter, all such Retained Shares in proportion to the votes actually cast by the other holders of Common Stock on such matter (i.e. not considering abstentions or failure to vote).

(b)                                 From the date of this Agreement and until the date that the JDSU Group ceases to own any Retained Shares, JDSU hereby grants, and shall cause each member of the JDSU Group (in each case, to the extent that they own any Retained Shares) to grant, an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy to Lumentum or its designees, to vote, with respect to any matter (including waivers of contractual or statutory rights), all Retained Shares owned by them, in proportion to the votes cast by the other holders of Common Stock on such matter; provided, that (i) such proxy shall automatically be revoked as to a particular Retained Share upon any Sale of such Retained Share from a member of the JDSU Group to a Person other than a member of the JDSU Group and (ii) nothing in this Section 3.01(b) shall limit or prohibit any such Sale.  The proxy contemplated by thus Section 3.01(b) shall be deemed to be solely for the purpose of enforcing the voting agreement set forth in Section 3.01(a) and shall not be deemed to have created a shared voting interest within the meaning of Section 13 of the Exchange Act between any member of the JDSU Group and Lumentum Group or its designees.

Section 3.02    Corporate Governance Standstill.

(a)                                 From the date of this Agreement and until the date that the JDSU Group ceases to own any Retained Shares, no member of the JDSU Group (excluding individuals serving as executive officers or directors) shall directly or indirectly (i) seek a seat on the board of directors of Lumentum whether through formal nomination procedures under Lumentum’s Certificate of Incorporation, as amended, and Bylaws, as amended, or otherwise, and the JDSU Group shall not support any individual for nomination or election to the board of directors of Lumentum (except pursuant to the proportional voting requirements set forth in Section 3.01); (ii) engage in proxy or written consent solicitations or contests or in any way participate in (other than by voting its shares of Common Stock in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any shares of Common Stock; (iii) submit a stockholder proposal or any other agenda item at or with respect to any stockholder meeting; or (iv) exercise any other rights as a stockholder of Lumentum in a manner that is intended to influence or control the management, governance or policies of Lumentum.

Section 3.03    Specific Performance.

(a)                                 JDSU acknowledges and agrees (on behalf of itself and each member of the JDSU Group) that Lumentum will be irreparably damaged in the event any of the provisions of this Article III are not performed by JDSU in accordance with their terms or are otherwise breached.  Accordingly, it is agreed that Lumentum shall be entitled to an injunction to prevent breaches of this Article III and to specific enforcement of the provisions of this Article III in any action instituted in any court of the United States or any state having subject matter jurisdiction over such action.

Section 3.04    Notice of Certain Sales.

(a)                                 From the date of this Agreement and until the date that the JDSU Group ceases to own any Retained Shares, in the event that JDSU intends to sell 1% or more of the outstanding stock of Lumentum (as of the date of this Agreement) in any continuous thirty (30) calendar day period  in a privately negotiated transaction and not through quotation for sale on a listed exchange (a “Qualified Private Sale”), JDSU shall provide Lumentum ten (10) business days’ notice of such Qualified Private Sale, including the identity of the proposed purchaser and amount of shares proposed to be sold, provided that Lumentum may consent to shorten such notice period, such consent not to be unreasonably conditioned, delayed or withheld.

ARTICLE IV
Miscellaneous

Section 4.01    Term.

This Agreement shall terminate upon the earlier of (a) five years after the Distribution Date, (b) the time at which all Registrable Securities are held by Persons other than Holders and (c) the time at which all Registrable Securities have been Sold in accordance with one or more Registration Statements; provided, that the provisions of Section 2.06 and Section 2.07 and this Article IV shall survive any such termination.

Section 4.02    Corporate Power; Facsimile Signatures.

(a)                                 JDSU, on behalf of itself and on behalf of other members of the JDSU Group, and Lumentum, on behalf of itself and on behalf of the other members of the Lumentum Group, hereby represents as follows:

(i)                                     each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)                                 Each party acknowledges that it and each other party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement.  Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 4.03    Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a)                                 This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b)                                 Each of JDSU and Lumentum, on behalf of itself and its respective JDSU Group and Lumentum Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 4.10 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

Section 4.04    Dispute Resolution.

In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise) (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VI of the Contribution Agreement.

Section 4.05    Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the execution of this Agreement and shall remain in full force and effect.

Section 4.06    Waivers of Default.  A waiver by a party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the waiving party.  No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.

Section 4.07    Force Majeure.  No party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 4.08    Successors, Assigns and Transferees.

(a)                                 This Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Lumentum may assign this Agreement to any member of the Lumentum Group or at any time in connection with a sale or acquisition of Lumentum, whether by merger, consolidation, sale of all or substantially all of Lumentum’s assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of Lumentum’s rights and obligations under this Agreement.  JDSU may assign this Agreement to any member of the JDSU Group or at any time in connection with a sale or acquisition of JDSU, whether by merger, consolidation, sale of all or substantially all of JDSU’s assets, or similar transaction, without the consent of Lumentum.

(b)                                 In connection with the Sale of Registrable Securities, JDSU may assign its Registration-related rights and obligations under this Agreement relating to such Registrable Securities to the following transferees in such Sale: (i) a member of the JDSU Group to which Registrable Securities are Sold, (ii) one or more Participating Banks to which Registrable Securities are Sold, (iii) any defined benefit plan of which JDSU is the sponsor to which Registrable Securities are Sold, (iv) any transferee to which Registrable Securities are Sold, if Lumentum provides prior written consent to the transfer of such Registration-related rights and obligations along with the Sale of Registrable Securities or (v) any other transferee to which Registrable Securities are Sold, unless such Sale consists of Registrable Securities representing less than 1% of Lumentum’s then-issued and outstanding securities of the same class as the Registrable Securities and such Registrable Securities are eligible for Sale pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act under Section 4(a) thereof (including transactions pursuant to Rule 144); provided, that in the case of clauses (i), (ii), (iii), (iv) or (v), (x) Lumentum is given written notice prior to or at the time of such Sale stating the name and address of the transferee and identifying the securities with respect to which the Registration-related rights and obligations are being Sold and (y) the transferee executes a counterpart in the form attached hereto as EXHIBIT A and delivers the same to Lumentum (any such transferee in such Sale, a “Transferee”).  In connection with the Sale of Registrable Securities, a Transferee or Subsequent Transferee (as defined below) may assign its Registration-related rights and obligations under this Agreement relating to such Registrable Securities to the following subsequent transferees: (A) an Affiliate of such Transferee to which Registrable Securities are Sold, (B) any subsequent transferee to which Registrable Securities are Sold, if Lumentum provides prior written consent to the transfer of such Registration-related rights and obligations along with the Sale of Registrable Securities or (C) any other subsequent transferee to which Registrable Securities are Sold, unless such Sale consists of Registrable Securities representing less than 1% of Lumentum’s then-issued and outstanding securities of the same class as the Registrable Securities and such Registrable Securities are eligible for Sale pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act under Section 4(a) thereof (including transactions pursuant to Rule 144); provided, that in the case of clauses (A), (B) or (C), (x) Lumentum is given written notice prior to or at the time of such Sale stating the name and address of the transferee and identifying the securities with respect to which the Registration-related rights and obligations are being assigned and (y) the subsequent transferee executes a counterpart in the form attached hereto as EXHIBIT A and delivers the same to Lumentum (any such subsequent transferee, a “Subsequent Transferee”).

Section 4.09    Performance.

JDSU shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the JDSU Group.  Lumentum shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Lumentum Group.  Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 4.09 to all of the other members of its Group and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement.

Section 4.10    Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to JDSU, to:

JDS Uniphase Corporation
430 North McCarthy Blvd

Milpitas, California, USA

95035
Attention:  General Counsel
Email:

with a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2215
Attention:  Ed Batts
Facsimile:
Email:

if to Lumentum, to:

Lumentum Holdings Inc.
400 North McCarthy Blvd

Milpitas, California, USA

95035
Attention:  General Counsel
Email:

with a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2215
Attention:  Ed Batts
Facsimile:
Email:

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 4.11    Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 4.12    No Reliance on Other Party.

The parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the parties hereto may have.  The parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement.  The parties hereto are not relying upon any representations or statements made by any other party, or any such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The parties hereto are not relying upon a legal duty, if one exists, on the part of any other party (or any such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party hereto shall ever assert any failure to disclose information on the part of any other party as a ground for challenging this Agreement or any provision hereof.

Section 4.13    Registrations, Exchanges, etc.

Notwithstanding anything to the contrary that may be contained in this Agreement, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) any shares of Common Stock, now or hereafter authorized to be issued, (b) any and all securities of Lumentum into which the shares of Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by Lumentum and (c) any and all securities of any kind whatsoever of Lumentum or any successor or permitted assign of Lumentum (whether by merger, consolidation, sale of assets or otherwise) which may be issued on or after the date hereof in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock, and shall be appropriately adjusted for any stock dividends, or other distributions, stock splits or reverse stock splits, combinations, recapitalizations, mergers, consolidations, exchange offers or other reorganizations occurring after the date hereof.

Section 4.14    Mutual Drafting.

This Agreement shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 4.15    Entire Agreement.

Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

Section 4.16    Amendment.

No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties to this Agreement.

Section 4.17    Rules of Construction.

Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic form, (h) unless the context requires otherwise, references to “party” shall mean JDSU or Lumentum, as appropriate, and references to “parties” shall mean JDSU and Lumentum, (i) provisions shall apply, when appropriate, to successive events and transactions, (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (k) JDSU and Lumentum have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 4.18    Counterparts.

This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

JDS UNIPHASE CORPORATION

By:	/s/ Tom Waechter
Name: Tom Waechter
Title: Chief Executive Officer

LUMENTUM HOLDINGS INC.

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: Chief Executive Officer